Baldwin & Lyons, Inc.
Protective Insurance Company
Sagamore Insurance Company
B & L Insurance, Ltd. (Bermuda)

1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800

Subj: Baldwin & Lyons, Inc. April 29, 2010	April 29, 2010
Unaudited First Quarter Financial Statements	Press Contact: G. Patrick Corydon
(317) 636-9800
corydon@baldwinandlyons.com

BALDWIN & LYONS ANNOUNCES RESULTS FOR THE QUARTER

Indianapolis, Indiana, April 29, 2010—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced net income for the quarter of $.5 million or $.04 per share.  This compares to net income of $.37 per share for the year earlier period.  An operating loss, defined as net loss before investment gains and losses, of $1.5 million, or $.10 per share, was sustained during the first quarter as several catastrophe losses occurred during the period, most notably earthquake Maule in Chile.  This loss compares to operating income of $.42 per share for the first quarter of 2009.  Investment gains, which include the quarterly change in value for limited partnership investments owned by the Company, were aided by the continuing recovery of global equity markets during the quarter, adding $.14 per share to this quarter’s net income compared to investment losses of $.05 per share in the first quarter of 2009.

Premiums written by the Company’s insurance subsidiaries for the current quarter increased 31% when compared to the year earlier period.  The increase includes the impact of new products, primarily commercial multi-peril, as well as higher premium volume from traditional products, including fleet transportation (13%) and private passenger automobile (24%).

Net premium earned increased 16%, to $51.2 million, for the first quarter of 2010.  The changes in net premium earned, compared to premium written, reflect the time lag between premium written and earned as well as significant reinsurance purchases related to new products.

The company’s quarterly consolidated combined ratio was 115.7%, reflecting net pre-tax catastrophe losses from major earthquakes and windstorms of approximately $15.5 million which produced an overall underwriting loss of $8.0 million.  Without these large catastrophic losses, the combined ratio would have been 85.2% which compares to last year’s combined ratio of 89.0%.

Investment income decreased 7% from last year’s first quarter as average bond yields have declined by 9% and average short-term investment yields are over 90% lower than a year ago.

Shareholders’ equity decreased $1.6 million, including regular and extra cash dividends paid of $7.4 million ($.50 per share).  Book value per share increased $.29 before payment of dividends, including a $.26 per share increase in unrealized investment gains.  Book value per share decreased $.21, or less than 1% per share, after consideration of dividend distributions.

Conference Call Information:

Baldwin & Lyons, Inc. has scheduled a conference call for Thursday, April 29 at 11:00 AM ET (New York time) to discuss results for the first quarter ended March 31, 2010.

To participate via teleconference, investors may dial 1-888-397-5354 (U.S./Canada) or 1-719-325-2370 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through May 6, 2010 by calling 1-888-203-1112 or 1-719-457-0820 and referencing passcode 8064169.

Investors and interested parties may also listen to the call via a live webcast, accessible on the company’s web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until April 29, 2011.

Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended
	March 31
	2010	2009

Operating revenue	$55,939	$48,992
Net investment gains (losses)	3,189	(1,232)

Total revenue	$59,128	$47,760

Operating income (loss)	$(1,528)	$6,242
Net investment gains (losses),
net of federal income taxes	2,073	(801)

Net income	$545	$5,441

Per share data - diluted:
Average number of shares	14,769	14,767

Operating income (loss)	$(.10)	$.42
Net investment gains (losses)	.14	(.05)

Net income	$.04	$.37

Dividends paid to shareholders	$.50	$.25

Annualized return on average
shareholders' equity:
Operating income (loss)	-1.8%	8.0%

Net income	0.6%	7.0%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	115.7%	89.0%
Including fee income	113.6%	87.6%

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.